EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177095) of Energy XXI (Bermuda) Limited of our report dated June 24, 2013 with respect to the financial statements and supplemental schedule of Energy XXI Service Plan as of December 31, 2012 and 2011, and for the year ended December 31, 2012, which appears in the Annual Report on Form 11-K of Energy XXI Service Plan for the year ended December 31, 2012.

/s/ UHY LLP

Houston, Texas

June 24, 2013